Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-83658, 333-72931, 333-153345, and 333-117445 on Form S-8 and Registration No. 333-173059 on Form S-3 of our reports dated September 12, 2013, relating to the consolidated financial statements of Dycom Industries, Inc. and subsidiaries, and the effectiveness of Dycom Industries, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dycom Industries, Inc. and subsidiaries for the year ended July 27, 2013.

Deloitte & Touche LLP

Miami, Florida
September 12, 2013